Exhibit 99.1

For Immediate Release

GenCorp Prices Convertible Subordinated
Debentures Offering

SACRAMENTO, Calif. – November 17, 2004 – GenCorp Inc. (“GenCorp” or the “Company”) (NYSE: GY) today announced that it has priced a private offering at par of $80 million of 2 1/4% Convertible Subordinated Debentures due 2024. The Company has granted the initial purchasers an option to purchase up to an additional $80 million aggregate principal amount of debentures. The debentures are convertible, at the option of the holder upon the satisfaction of certain conditions, into cash and, if applicable, the Company’s common stock at an initial conversion price of $20.00 per share, subject to certain adjustments. The initial conversion price is equivalent to a conversion rate of 50 shares per $1,000 principal amount of debentures.

The debentures will be unsecured and subordinated obligations of the Company. All of the debentures are being sold by the Company. The offering is expected to close on November 23, 2004.

The Company expects to use the net proceeds of the offering to repurchase a portion of its 5 3/4% Convertible Subordinated Notes due 2007 in privately negotiated transactions concurrently with, or subsequent to, the closing of this offering. Any proceeds not used to repurchase the Company’s 5 3/4% Convertible Subordinated Notes will be used to repay or repurchase other outstanding indebtedness.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any offer of these securities in any state in which such offer, solicitation or sale would be unlawful.

The debentures and the common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the debentures and common stock issued upon conversion of the debentures may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company has agreed that it will file a registration statement covering the resale of the debentures and the common stock issuable upon conversion of the debentures.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the development, sale and leasing of the Company’s real estate assets. Additional information about the Company can be obtained by visiting the Company’s web site at http://www.GenCorp.com.

Forward-Looking Statements

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time to time in GenCorp’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine GenCorp’s future results are beyond the ability of GenCorp to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. GenCorp undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact information:
Investors: Yasmin Seyal, senior vice president and chief financial officer 916.351.8585
Media: Linda Cutler, vice president, corporate communications 916.351.8650
             Judith Wilkinson/Jeremy Jacobs, Joele Frank, Wilkinson Brimmer Katcher 212.355.4449

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